Employment Agreement
Date: January 21, 2021
Reference: EA100103

Your Employment Agreement with
NDB
(the Company, we, us)

This Agreement sets out the principal terms and conditions applying to your employment with us, including, particulars required to be given to you in writing under the Employment Rights Act 1996. All the parts of this Agreement combined constitute your contract of employment. If there is any discrepancy between Parts 1 and 2 of this Agreement, then the terms set out in Part 1 will take precedence.

Part 1 – Individual Terms

1. You: Professor Sir Michael Pepper of 2 Grange Road, Cambridge, CB3 9DU.

2. Start Date: February 1, 2021.

2.1 Commencement of Continuous Employment: No employment with a previous employer count towards your period of continuous employment with us.

3.  Role: Chief Technology Officer.

4. Reporting to: CEO and COO

5. Length of Probationary Period: 3 months which may be extended by up to a further 3 months at our discretion.

6. Notice Period:

6.1 During Probationary Period: 2 weeks' notice in writing given at any time during or at the end of the Probationary Period.

6.2 Following successful completion of Probationary Period: You will be entitled to receive or required to give 3 months' notice in writing.

7. Normal Hours of Work:

7.1 Your working hours will vary depending on the operational needs of the Company. You may be required to work additional hours without additional remuneration, as required by the needs of the business. You are not entitled to overtime payment or time off in lieu of hours. Lunch breaks and other breaks provided to you will not constitute working time. By your signature to this Agreement, you:

(a) confirm that, apart from those disclosed in discussion, you do not undertake any other work for any employer and undertake to seek our consent before undertaking work for any other employer.

8. Normal Place of Work:

8.1 Your place of work is initially your home with attendance at meetings at venues as requested by us, until such time as we establish permanent office premises, at which point we reserve the right to move your normal place of work to those premises. You confirm that you are not in breach of any covenant or agreement in doing work at your home. You are required to inform us as soon as possible if you plan to change your home address and when your home address does actually change. For the avoidance of doubt we shall not reimburse travel expenses from your home to any of our offices in the UK. The provisions in Appendix 1 shall apply during any period that you work from home.

8.2  There is no current requirement for you to work outside the United Kingdom for any consecutive period of one month or more.

9. Remuneration:

9.1 Salary: £50,000 per annum

10. Stock Options: Details of any entitlement to stock options will be sent to you by separate letter.

11. Holiday entitlement: 20 days' holiday in each holiday year (which shall be pro-rated in the holiday year in which your employment commences).  In addition, you are entitled to the usual public holidays in England and Wales.

12. Other leave: You will be entitled to take other leave (which may or may not be paid) during your employment as set out in our policies and procedures from time to time and which can be found on our intranet.

13. Restrictive Covenants:

13.1 Without prejudice to the other terms of this Agreement, you agree that following the termination of your employment for any reason whatsoever, you will be bound by and you will comply with the terms and conditions set out in Part 3.

13.2  Non-Compete Period: The period of 3 years following the date your employment terminates less any period of time spent by you on garden leave.

13.3 Restriction Period: The period of 3 years following the date your employment terminates less any period of time spent by you on garden leave.

14. Training: There is no mandatory training relating to your Employment and which you are required to pay for.

Part 2 – Generally Applicable Terms

1. Commencement of Employment

1.1 Your employment with us shall commence on the Start Date specified in your Individual Terms.

1.2 Your Commencement of Continuous Employment is specified in your Individual Terms.

2. Role

2.1 Your Role is as specified in your Individual Terms.

2.2 We appoint you and you agree to serve in that Role, or such other position as we may require from time to time, on the terms of this Agreement.

2.3 You will initially report to the person specified in your Individual Terms. We reserve the right to change your reporting line from time to time as the needs of the business may require.

3. Duties

3.1 You will carry out such duties as attach to your Role and any other duties for us and/or any Group Company (whether or not commensurate with your position) which we assign to you from time to time.

3.2 "Group Companies" or "Group" means the Company and any holding company or any parent company or any subsidiary or subsidiary undertaking of the Company or such companies, as such terms are defined in s 1159, s 1162 (together with Schedule 7 and the definition of "parent company" in s 1173), s 1161 and Schedule 6 of the Companies Act 2006, and "Group Company" means any of them.

3.3  Subject to the terms of this Agreement, you will:

(a) perform your duties faithfully and diligently and exercise such powers consistent with those duties as are assigned to or vested in you by us and/or any Group Company;

(b) obey all lawful and reasonable directions given by us;

(c) observe in form and spirit such restrictions or limitations as may from time to time be imposed by us;

(d) observe in form and spirit any relevant Company and/or Group Company policy, procedures, rules and regulations (whether formal or informal);

(e) if applicable to your role, comply with all common law, statutory and fiduciary duties to us and any Group Company;

(f) report to us any relevant wrongdoing (including any misconduct or dishonesty) whether committed, contemplated or discussed by any director, employee or worker of the Company and/or any Group Company of which you are aware and irrespective of whether this may involve any degree of self-incrimination; and

(g) use your best endeavours to foster our interests and save where this causes a conflict with our interests, those of other Group Companies.

3.4 We take a zero-tolerance approach to tax evasion. Accordingly, you must:

(a) not engage in any form of facilitating tax evasion, whether under UK law or under the law of any foreign country;

(b) immediately report to us any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made; and

(c) at all times comply with any industry code applicable to your employment and our own internal policies, including any anti-facilitation of tax evasion policy in force, as amended from time to time.

4. Probationary Period

Your employment is conditional upon satisfactory completion of a Probationary Period (starting on the Start Date) which is set out in your Individual Terms. The length of your notice period during the Probationary Period is set out in your Individual Terms. We reserve the right to make a payment of basic salary only in lieu of notice at our discretion.

5. Place of Work

5.1 Your principal place of work is specified in your Individual Terms.  We reserve the right to change your principal place of work on giving reasonable prior notice to you.

5.2 You will travel to and work on a temporary basis from such locations within and outside of the United Kingdom as we may reasonably require.

5.3 You are required to inform the Company as soon as possible if you plan to change your home address and when your home address does actually change.

6. Expenses

We will reimburse to you (or as the case may be procure the reimbursement of) all expenses wholly, properly and necessarily incurred by you in the performance of your duties subject to production of such receipts or other evidence of expenditure as we may reasonably require and in accordance with the Company's policy on expenses in force from time to time.

7. Salary

7.1 You will be paid an annual salary as specified in your Individual Terms, subject to deduction of such tax and national insurance as we are required by law to deduct. Your salary will accrue from day to day and is payable in equal monthly instalments in arrears on or about the last day of each month, directly into a bank or building society account nominated by you.

7.2 We will review your salary on a periodic basis, save where you are working under notice of termination.  There is no obligation on us to increase your salary.  Any increase awarded will be effective from the date specified by us.

8. Pension

We will comply with our employer pension duties in accordance with Part 1 of the Pensions Act 2008. Further details of the pension scheme are available from the Staff Handbook.

9. Bonus and Commission

9.1 In the event that you are entitled to participate in any bonus and/or commission schemes we make available and/or we make any award to you, any bonus and/or commission will be of such amount and subject to such conditions (including, but not limited to, conditions for and timing of payment) as we may in our absolute discretion determine from time to time.  We reserve the right to award a nil payment.

9.2 Any bonus and/or commission awarded to you will be purely discretionary, will not form part of your contractual remuneration under this agreement and will not be pensionable.  The making of an award will not oblige us to make any subsequent awards.

9.3 Notwithstanding clause 9.1, you will have no right to be awarded or where an award has been made, paid bonus and/or commission (pro rata or otherwise) if:

(a) you are subject to any capability and/or disciplinary procedures; and/or

(b) your employment has terminated (whether lawfully or unlawfully) or you are under notice of termination (whether given by you or the Company).

9.4 If you have been notified that you are under investigation in accordance with our disciplinary or capability procedure then your eligibility to be considered for a discretionary award will be postponed pending the conclusion of any such investigation and any subsequent disciplinary hearing or capability meeting.

10. Benefits

10.1 Subject to clauses 10.2 to 10.5 below and after successful completion of the Probationary Period, you will be entitled to participate in such benefits schemes ("Schemes") that we may operate from time to time.

10.2 Participation and entitlement to benefits under any of the Schemes is subject to:

(a) the terms of the relevant Scheme as amended from time to time;

(b) the rules or policies as amended from time to time of the relevant Scheme provider;

(c) acceptance by the relevant Scheme provider; and

(d) satisfaction of the normal underwriting requirements of the relevant Scheme provider and the premium being at a rate which the Company considers reasonable.

10.3 We will only be obliged to make any payment under any Scheme where we have received payment from the relevant Scheme provider for that purpose.  If a Scheme provider refuses to provide any benefit to you, whether based on its own interpretation of the terms and/or rules of the relevant Scheme or otherwise, we shall not be liable to provide you with any replacement benefit whatsoever or pay any compensation in lieu of such benefit.

10.4 We, in our absolute discretion, reserve the right to discontinue, vary or amend any of the Schemes (including the provider and/or level of cover provided under any Scheme) at any time on reasonable notice to you.

10.5 You agree that we will be under no obligation to continue this Agreement and your employment so that you continue to receive benefits under this Agreement. In particular, you agree that we may terminate your employment notwithstanding any rights which you may have to participate in and/or obtain benefits under any permanent health insurance scheme which we operate from time to time.  You agree that you will have no entitlement to compensation or otherwise from us and/or any Group Company for the loss of any such entitlements and/or benefits.

10.6 You may also be entitled to other benefits which we choose to offer from time to time on a discretionary basis.  These benefits do not form part of your contract of employment. Details are available on our intranet.

11.  Holidays

11.1 You are entitled to the number of working days' paid holiday in each Holiday Year as set out in your Individual Terms (pro rated to the nearest half day for the Holiday Year in which your employment commences and terminates).  Holiday Year means the period from 1 January to 31 December.

11.2 Holiday must be taken at such times as are agreed with us. In addition, we reserve the right to designate one or more of your paid holidays to cover office closures. You will not normally be allowed to take more than 10 working days' holiday at a time.

11.3 On giving at least 5 days notice, we may require you to take any accrued but untaken holiday where you are under notice of termination (including where you are on garden leave pursuant to clause 17).

11.4 You may not carry forward any part of your holiday entitlement to a subsequent Holiday Year (unless you have been prevented from taking it in the relevant Holiday Year by one of the following: a period of sickness absence or statutory maternity leave, paternity, adoption, parental or shared parental leave. In cases of sickness absence carry-over is limited to four weeks' holiday per year less any leave taken during the Holiday Year that has just ended. Any such carried over holiday which is not taken within 18 months of the end of the relevant Holiday Year will be lost).

11.5 Other than as set out in clause 11.6, any holiday entitlement you have not taken by the end of the Holiday Year will be lost and you will not be entitled to any payment in lieu of such unused entitlement.

11.6 On termination of your employment:

(a) you will be entitled to pay in lieu of any accrued but untaken holiday entitlement; and/or

(b) you will be required to repay to us any salary received for holiday taken in excess of your accrued entitlement (which you agree may be deducted from any payments, including salary, due to you from the Company).

11.7 Any payment or repayment pursuant to this clause will be calculated on the basis of 1/260 of your salary payable pursuant to clause 7 for each day of holiday.  It will not be calculated on any entitlement to bonus, commission, allowance or other payment.  However, if we have dismissed you or would be entitled to dismiss you under clause 19 below or you have resigned without giving the required notice, any payment in lieu will be limited to your statutory entitlement under the Working Time Regulations 1998 and any paid holidays (including paid public holidays) taken will be deemed first to have been taken in satisfaction of that statutory entitlement.

12. Sickness Absence

12.1 If you are unable to work due to sickness or injury, you must report to us, indicating so far as practicable the date on which you expect to return to work. You will keep us informed and provide us with such certification of your condition as we may require.

12.2 You will be required to complete a self-certification form on your return to work from any absence of up to 7 days (including non-working days). If your absence exceeds 7 consecutive days, you must provide us with a doctor's certificate as soon as possible after the seventh day of absence.  You must provide further doctor's certificates to us as necessary to cover the full period of your continued absence.

12.3 If at any time in our reasonable opinion you are unable to perform all or part of your work due to sickness or injury, you will at our request and expense consent to an examination by a doctor nominated by us.

12.4 We are entitled to rely on the reasonable opinion of any doctor engaged to examine you under clause 12.3 as to your fitness for work.

12.5 If you are absent from work due to sickness, injury or other incapacity you may be entitled to receive statutory sick pay ("SSP") from the Company provided that you are eligible for payment and have complied with all the statutory rules (including the statutory requirements for notification of absence).  For the purposes of SSP your qualifying days are Monday to Friday inclusive.  You will not be entitled to receive any remuneration other than SSP during periods of absence due to illness.

13. Obligations during Employment

13.1 Save with our prior written permission you will not during your employment (whether during or outside normal working hours):

(a) undertake any work or be in any way concerned or interested in any business or activity which may in our opinion adversely affect the proper performance of your duties save that you shall not be prevented from holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by us and/or any Group Company);

(b) take any preparatory steps to become engaged or interested in any capacity whatsoever in any business or venture which is in or is intended to enter into competition with any of our and/or any Group Company's businesses;

(c) carry out any public or private work other than your duties under this Agreement (whether for profit or otherwise);

(d) directly or indirectly receive in respect of any goods or services sold or purchased or any other business transacted, (whether or not by you) by or on our behalf and/or that of any Group Company, any discount, rebate, commission or other inducement (whether in cash or in kind) which is not authorised by the relevant Company and/or Group Company rules or guidelines.  You will account to us for the value of any such inducement.

13.2 You will observe relevant rules of law and the Company guidelines/codes relating to dealings in shares, debentures or other securities of the Company and/or any Group Company.  In relation to overseas dealing you shall observe all laws and all regulations of the stock exchange, market or dealing system in which country or state such dealings take place.

14. Confidential Information

14.1 You will not either during your employment or at any time after its termination (howsoever arising), directly or indirectly, use, disclose or communicate to any person whatsoever and, shall use your best endeavours to prevent the publication or disclosure of, any Confidential Information.

14.2 "Confidential Information" means any trade secrets or other information which is confidential, commercially sensitive and is not in the public domain relating or belonging to the Company and/or any Group Company including but not limited to:

(a) information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service;

(b) secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company and/or any Group Company;

(c) lists or details of customers, potential customers or suppliers or the arrangements made with any customer or supplier; and

(d) any information in respect of which the Company and/or any Group Company owes an obligation of confidentiality to any third party.

14.3 Clause 14.1 does not apply to:

(a) any use or disclosure in the proper performance of your duties under this Agreement, as authorised by the Company and/or as required by law;

(b) any information which is already in or comes into the public domain other than through your unauthorised disclosure; and/or

(c) any protected disclosure within the meaning of s43A Employment Rights Act 1996.

15. Intellectual Property

15.1 You shall promptly disclose to the Company full details of any Invention and/or Works (including, without limitation, any and all computer programs, photographs, plans, records, drawings and models) which you (whether alone or with any other person) make, conceive, create, develop, write, devise or acquire at any time during your employment and which relates or could relate directly or indirectly to the Company's or any Group Company's businesses.  You shall treat all Inventions and Works as Confidential Information of the Company and/or any Group Company.

15.2 For the purposes of this Agreement:

(a) "Invention" means any know how, technique, process, improvement, invention or discovery (whether patentable or not) which you (whether alone or with any other person) make, conceive, create, develop, write, devise or acquire at any time during your employment and which relates or could relate directly or indirectly to the Company's or any Group Company's businesses.

(b) "Works" means all works including without limitation all copyright works or designs originated, conceived, developed or written by you alone or with others during your employment which relate to or could relate to the Company's or any Group Company's businesses.

15.3 To the extent not already vested in the Company and/or any Group Company by operation of law, you:

(a) shall hold any Invention and/or Work on trust for the Company and/or any Group Company until any rights to such Invention and/or Work have been fully and absolutely vested in the Company in accordance with the remaining provisions of this clause 15;

(b) shall subject to sections 39-43 of the Patents Act 1977 assign to the Company all patents and rights to apply for patents or other appropriate forms of protection in each Invention throughout the world;

(c) hereby assign by way of present and future assignment all copyright, design rights and other proprietary intellectual property rights (if any) for their full terms throughout the world in respect of the Works.

(d) shall execute any document necessary to assign to the Company any rights referred to under this clause 15 and at the request and expense of the Company, do all things necessary or desirable (including entering into any agreement that the Company reasonably requires) to vest such rights in the Company including without limitation applying and joining in with the Company in applying for any protection for or registration of any such rights to enable the Company and/or any Group Company and/or its or their nominee to obtain the full benefit and/or substantiate the rights of the Company and/or any Group Company under paragraphs (a), (b) and (c).

15.4 You acknowledge and agree that the patenting and exploitation of any Invention shall be at the sole discretion of the Company.

15.5 You irrevocably and unconditionally waive in favour of the Company and/or any Group Company any and all moral rights conferred on you by Chapter IV, Part I, Copyright Designs and Patents Act 1988 and any other moral rights provided for under the laws now or in future in force in any part of the world for any Work the rights in which are vested in the Company whether by clause 15.3 or otherwise.

16. Termination of Employment

16.1 After completion of your Probationary Period your Notice Period is as set out in your Individual Terms.

16.2 Nothing in this clause shall prevent us from terminating your employment without notice or salary in lieu of notice in the event of gross misconduct or in other appropriate circumstances.

17. Garden Leave

17.1 During any period of notice to terminate your employment (whether given by you or by us), we may, for all or part of that period, in our absolute discretion (and notwithstanding any other provisions of this Agreement) require you:

(a) to perform only such of the duties as it may allocate to you or such other projects or duties as may be required;

(b) not to perform any duties;

(c) not to have any contact (other than purely social contact) or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company and/or any Group Company save as we determine;

(d) to disclose to us any attempted contact (other than purely social contact) with any person with whom you have been required not to have any contact pursuant to this clause;

(e) to take any accrued holiday entitlement (in accordance with clause 11.3);

(f) not to enter any or our premises and/or those of any Group Company nor to visit the premises of any of our suppliers and/or customers and/or those of any Group Company;

(g) to return on our request any mobile telephone handset, SIM card, laptop computer and/or any other Company and/or Group Company property, including Confidential Information (as defined in clause 14.2, the Company may require; and/or

(h) to resign immediately from any offices you hold in us and/or any Group Company.

17.2 You agree that any action taken by us and/or any Group Company pursuant to clause 17.1 will not constitute a breach of this Agreement of any kind whatsoever nor will you have any claim against us and/or any Group Company in respect of such action.

18. Payment in lieu of notice

18.1 We may in our absolute discretion, terminate your employment at any time with immediate effect and pay you a sum equal to the basic salary you would have received during your Notice Period as detailed in your Individual Terms (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions ("Payment in Lieu").  The Payment in Lieu shall not include any payment in respect of:

(a) any bonus or commission payments that might otherwise have been paid to you during the period for which the Payment in Lieu is made;

(b) benefits which you would have been entitled to receive during the period for which the Payment in Lieu is made; or

(c) any holiday entitlement that would have accrued to you during the period for which the Payment in Lieu is made.

18.2 You shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 18.1.

19. Summary Termination

19.1 We may terminate your employment at any time, without notice or pay in lieu of notice, and with no liability to make any further payment to you, if:

(a) you commit any act of gross misconduct;

(b) your conduct (whether or not it occurs during or in the context of your employment) is such that it may in our reasonable opinion bring the Company and/or any Group Company into disrepute and/or is calculated or likely prejudicially to affect our interests and/or those of any Group Company;

(c) you are negligent and/or incompetent in our reasonable opinion in the performance of your duties;

(d) you commit any serious or repeated breach of this Agreement;

(e) you cease to be entitled to work in the UK for the Company;

(f) you commit any act of fraud or dishonesty or corrupt practice or a breach of the Bribery Act 2010 relating to us and/or any Group Company, any of its or their employees, customers or otherwise;

(g) you are convicted of any criminal offence (other than an offence under the road traffic legislation in the United Kingdom or abroad for which you are not sentenced to any term of imprisonment, whether immediate or suspended); and/or

(h) you commit any act of fraud or dishonesty relating to us and/or any Group Company, any of its or their employees, customers or otherwise.

19.2 Our rights under clause 19.1 are without prejudice to any other rights that we may have at law to terminate your employment or accept any breach of this Agreement by you as having brought the Agreement to an end and any delay by us in exercising our rights under clause 19.1 will not constitute a waiver of such rights.

20. Reconstruction and Amalgamation

If your employment is terminated by reason of any reconstruction or amalgamation of the Company and/or any Group Company whether by winding up or otherwise and you are offered employment with any concern or undertaking involved in or resulting from such reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement, you shall have no claim against the Company or any such undertaking arising out of or in connection with such termination.

21. Property

At any time during your employment or following its termination (for whatever reason), as requested by us and/or any Group Company, you agree to:

(a) return to us and/or any Group Company or irretrievably destroy or delete:

(i) any documents, drawings, designs, computer files or software, visual or audio tapes or other materials containing information (including, without limitation, Confidential Information as defined in clause 14.2) and/or any copies or extracts of the same relating to the Company's or any Group Company's businesses; and

(ii) any other property of ours and/or any Group Company

in your possession, custody and/or directly or indirectly under your control;

(b) inform us of all passwords, pass codes, pin numbers and any other similar information used by yourself in relation to any information technology systems, vehicles, rooms and/or any other secured property of ours and/or any Group Company.

22. Resignation from Appointments

At any time, at our request and/or that of any Group Company, you agree to resign from any directorships, offices, appointments and/or trusteeships which you hold with the Company and/or any Group Company without claim for compensation and your resignation shall not affect in anyway the continuance of this Agreement.

23. Suspension

In order to investigate a complaint against you of misconduct, we may suspend you for so long as may be necessary to carry out a proper investigation and complete any appropriate disciplinary and/or capability process.  During any period of suspension you shall continue to receive your salary and contractual benefits.

24. Disciplinary Rules

You are subject to our disciplinary rules and procedures in force from time to time and such other procedures of this nature as may from time to time be adopted.  Application of any such procedure is at our discretion and is not a contractual entitlement.

25. Grievance

If you have any grievance relating to your employment (other than one relating to a disciplinary decision or a decision to dismiss you), you should follow the procedure set out in the our grievance procedure in force from time to time.  Application of the grievance procedure is at our discretion and is not a contractual entitlement.

26. Data Protection

26.1 For the purposes of this clause 26, “Personal Data” means information relating to an individual (or from which an individual may be identified).

26.2 Your Personal Data

(a) You agree to keep us informed of any changes to your Personal Data, including name, address and bank details.

(b) We are subject to legal obligations regarding your Personal Data. The Staff Privacy Notice sets out further details regarding how we will collect and process your Personal Data (but does not form part of your contract of employment). We will also rely upon lawful grounds for processing your Personal Data as set out in the Staff Privacy Notice.

(c) By signing this contract of employment, you confirm that you have read and understood the Staff Privacy Notice.  In the event of any queries please contact Chief Operating Officer.

(d) Our enable us to monitor telephone, email, voicemail, internet and other communications. In order to carry out its legal obligations as an employer (such as ensuring your compliance with the Company's IT related policies), and for other business reasons, we may monitor use of systems including the telephone and computer systems, and any personal use of them, by automated software or otherwise. Monitoring of our systems includes the ability to review the contents of individual messages, emails or voicemails.  Monitoring is only carried out to the extent permitted or as required by law and as necessary and justifiable for business purposes. You should refer to the Staff Privacy Notice and any other relevant policies in place from time to time for further details.

26.3 Your Responsibilities when Handling Personal Data:

(a) You confirm that you shall, at all times, comply with all obligations imposed upon you under our policies and the Staff Privacy Notice in each case from time to time in force. These can be found on our Employee Handbook.  If you are unclear how the policies apply or, more generally, what you need to do to comply with the law on data protection, please speak to the HR team.

(b) If you discover a data breach you must notify Chief Operating Officer urgently and, if practicable, within one hour, providing details on the circumstances of the breach. A data breach occurs where there is destruction, loss, alteration or unauthorised disclosure of or access to personal data which is being held, stored, transmitted or processed in any way.  For example, there is a data breach if our servers are hacked or if a laptop/USB stick is lost or an email is sent to the wrong person by mistake.

26.4 Failure to comply with your obligations under this clause 26 will in most circumstances be considered to be a serious disciplinary offence which may lead to disciplinary action against you (up to and including summary dismissal).

27. Warranty

27.1 You warrant that you are not bound by nor subject to any court order, arrangement, obligation (express or implied), restriction or undertaking (contractual or otherwise) which prohibits or restricts you from entering into this Agreement.

27.2 You undertake to indemnify us and/or any Group Company against any claims, costs, damages, liabilities and/or expenses which we and/or any Group Company may incur as a result of any claim that you are in breach of any order, arrangement, obligation, restriction or undertaking referred to in clause 27.1.

27.3 You warrant that you are entitled to work in the United Kingdom for us and will notify us immediately if you cease to be so entitled during the course of your employment.

27.4 You warrant that you have no previous convictions and have not previously been reported for or been subject to investigation for bribery related offences including, without limitation, offences under the Bribery Act 2010.

28. Deductions

You agree that at any time we may deduct from your salary or any other sums owed to you any money you owe to us and/or any Group Company (including, without limitation, any salary advance on or relating to your initial relocation/settlement).

29. Collective Agreements

There are no collective agreements which affect the terms and conditions of your employment.

30. Entire Agreement

This Agreement sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understandings or arrangements (oral or written) in respect of your employment or engagement by us.  No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

31. Third Parties

Unless expressly provided in this Agreement, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

32. Releases and Waivers

32.1 We may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by you without in any way prejudicing or affecting its rights in respect of any part of that liability or any other liability or right not so released, compounded, compromised, waived or postponed.

32.2 No single or partial exercise, or failure or delay in exercising any right, power or remedy by us will constitute a waiver by it of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

33. Notices

33.1 Any notice to a party under this Agreement will be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be hand delivered, or sent by email or by prepaid first class post to, in your case, your last known residential address or, in the case of the Company, our registered office.

33.2 A notice shall be deemed to have been served:

(a) at the time of delivery if delivered personally to a party or to the specified address;

(b) on the second working day after posting by first class prepaid post; or

(c) 2 hours after transmission if served by email on a business day prior to 3pm or in any other case at 10 am on the business day after the date of transmission.

34. Counterparts

34.1 This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one Agreement.

34.2 Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) by (a) fax or (b) email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement. If either method of delivery is adopted, without prejudice to the validity of the agreement thus made, each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

34.3 No counterpart will be effective until each party has executed and delivered at least one counterpart.

35. Governing Law and Jurisdiction

35.1 This Agreement shall be governed by and construed in accordance with English law.

35.2 Each of the parties irrevocably submits for all purposes in connection with this Agreement to the exclusive jurisdiction of the English courts.

Part 3 - Post Termination Restrictions

1. Definitions and Interpretation

1.1 In this Part 3, unless the context otherwise requires, the following additional definitions shall apply (in addition to the definitions contained in the Parts 1 and 2 of this Agreement):

"the Business" means the business of the Company or any part thereof and any other business or part thereof carried on by any Group Company as at the Termination Date and/or during the Protected Period and in respect of which you have been materially concerned or about which you have acquired Confidential Information during the course of your employment.

"Customer" means any person who at any time during the Protected Period was a customer of the Company or any Group Company and was a person with whom you had material personal dealings or in relation to whom you have acquired Confidential Information.

"Garden Leave Period" means any period during which the Company has exercised its rights pursuant to clause 18 of Part 2 of this Agreement.

"Goods and/or Services" means any goods and/or services competitive with those supplied by the Company or any Group Company at any time during the Protected Period and in relation to which you were materially involved or concerned or for which you were responsible during that period.

"Key Employee" means any person who at any time during the Protected Period is or was employed or engaged by the Company or any Group Company in a senior, managerial, sales, marketing, technical or supervisory capacity and with whom you dealt during that period.

"Non-Compete Period" means the Non-Compete Period set out in your Individual Terms.

"Prospective Customer" means any person who was at any time during the Protected Period engaged in negotiations, with which you were personally involved, with the Company or any Group Company with a view to obtaining goods or services from the Company or any Group Company or in relation to whom you have acquired Confidential Information.

"Protected Period" means the 12 months immediately preceding the earlier of the Termination Date and the commencement of any Garden Leave Period.

"Restriction Period" means the Restriction Period set out in your Individual Terms.

"Supplier" means any person with whom you have had material dealings as part of your employment during the Protected Period and who has during that period supplied goods or services to the Company or any Group Company on terms other than those available to another purchaser in the market during that period, whether by reason of exclusivity (either de facto or contractually obliged), price or otherwise.

"Termination Date" means the date on which your employment terminates.

2. Obligations after employment

2.1 You shall not for the Non-Compete Period undertake any work or be in any way engaged, concerned or interested in any business or venture which:

(a) is or is about to be in competition with the Business or any part thereof; or

(b) is likely to result in the intentional or unintentional disclosure or use of Confidential Information by you in order for you to properly discharge your duties to or further your interest in that business or venture.

2.2 The provisions of clause 2.1 shall not operate so as to prevent you from being engaged, concerned or interested in any business or venture in so far as:

(a) you hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange;

(b) your duties or work shall relate solely to geographical areas where the business concern is not in competition with any Business; and/or

(c) your work for that business or venture shall relate solely to services or activities with which your employment was not concerned to a material extent or in relation to which you were not responsible and in relation to which you held no Confidential Information during the Protected Period.

2.3 You shall not for the Restriction Period in respect of any Goods and/or Services:

(a) deal with or supply any Customer;

(b) deal with or supply any Prospective Customer; or

(c) offer employment or any contract for services to or employ or engage any Key Employee.

2.4 You shall not for the Restriction Period in respect of any Goods and/or Services:

(a) solicit, facilitate the solicitation of or canvass the custom or business of any Customer;

(b) solicit, facilitate the solicitation of or canvass the custom or business of any Prospective Customer; or

(c) solicit or entice or endeavour to solicit or entice any Key Employee to leave his employment with or cease his directorship or consultancy with the Company or any Group Company, whether or not that person would breach any obligations owed to the Company or any relevant Group Company by so doing.

2.5 You shall not for the Restriction Period:

(a) deal with or accept the supply of any goods or services from any Supplier where such supply is likely to be the detriment of any Group Company whether by causing the Supplier to reduce or alter the terms or quantity of supply to the Group Company or where the value of the Company’s arrangement with the Supplier is diminished; or

(b) solicit, facilitate the solicitation of or canvass the supply of any goods or services from any Supplier where such supply is likely to be the detriment of any Group Company whether by causing the Supplier to reduce or alter the terms or quantity of supply to the Group Company or where the value of the Group Company’s arrangement with the Supplier is diminished;

2.6 If, at any time during your employment, two or more Key Employees leave the employment of the Company or any Group Company to provide Goods and/or Services for the same business or venture, you shall not, at any time during the 6 months following the last date on which any of those Key Employees was employed by the Company or any Group Company, be employed or engaged in any way with that business or venture in respect of any Goods and/or Services.

2.7 You shall not at any time after the Termination Date:

(a) induce or seek to induce by any means involving the disclosure or use of Confidential Information any Customer or Supplier to cease dealing with the Company or any Group Company or to restrict or vary the terms upon which it deals with the relevant Group Company;

(b) be held out or represented by you or any other person as being in any way connected with or interested in the Company or any Group Company; or

(c) disclose to any person or make use of any Confidential Information (except as required by law).

3. General

3.1 You have given the undertakings in this Part 3 to the Company as trustee for itself and each Group Company in the business of which you have been concerned or involved to any material extent during your employment or which benefits from each undertaking.  You agree that each such Group Company may enforce the benefit of each such undertaking. You shall at the request and expense of the Company enter into direct undertakings with any such Group Company which correspond to the undertakings in this Part 3.

3.2 You agree that if the Company transfers all or any part of its business to a third party ("transferee"), the restrictions contained in this Part 3 shall, with effect from the date of you becoming an employee of the transferee, apply to you as if references to the Company included the transferee and references to any Group Companies were construed accordingly and as if references to customers or suppliers were of the Company and/or the transferee and their respective Group Companies.

3.3 Each of the restrictions in clause 2 of Part 3 of this Agreement is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

3.4 You agree that if you have material business dealings in other foreign jurisdictions on behalf of any Group Company, you will enter into undertakings providing the same level of protection for each such Group Company with such modifications (if any) as are necessary to render such undertakings enforceable in those jurisdictions.

3.5 If you receive an offer to be involved in a business concern in any capacity (whether as agent, consultant, director, employee, worker, owner, partner or shareholder) during your employment, or before the expiry of the last of the covenants in this Part 3, you shall give the person making the offer a copy of this Part 3 and shall tell the Company the identity of that person as soon as possible after accepting the offer.

3.6 You acknowledge that you have had the opportunity to take independent legal advice in relation to the undertakings contained in this Part 3.

3.7 The obligations imposed on you by this Part 3 extend to you acting not only on your own account but also on behalf of any other firm, company or other person and shall apply whether you act directly or indirectly.

3.8 You warrant that you believe the covenants contained within this Part 3 to be reasonable as between the parties and that you have no present intention of ever arguing that the restraints are unreasonable or otherwise unenforceable.

Signed /s/ Nima Golsharifi..……………
For and on behalf of NDB

Name: Dr. Nima Golsharifi
Title: Chief Executive Officer
Dated  01/21/2021.…………………….

I accept the terms and conditions of my employment as set out in this Agreement.

Signed   /s/ Michael Pepper,……………
Professor Sir Michael Pepper
Dated 01/21/2021.…………………….

Appendix 1

Homeworking

1. Equipment and Insurance

1.1 Will provide you for your sole business use with equipment for the purpose of carrying out your duties ("Company Property").

1.2 For the avoidance of doubt, the Company Property will remain our property and you will not permit use of it by any person other than yourself and our authorised representatives.

1.3 You will be responsible for any damage to the Company Property which goes beyond ordinary wear and tear. You are required to report to us any such damage or malfunction of the Company Property as soon as you become aware of it.

1.4 You will not cause or permit any act or omission which will invalidate the insurance policy covering the Company Property.

2. IT and Monitoring

2.1 You agree to comply with any electronic communications systems or similar policy from time to time in force.

2.2 Our systems enable us to monitor telephone, email, voicemail, internet and other communications. In order to carry out its legal obligations as an employer (such as ensuring your compliance with the Company's IT related policies), and for other business reasons, we may monitor use of systems including the telephone and computer systems, and any personal use of them, by automated software or otherwise. Monitoring is only carried out to the extent permitted or as required by law and as necessary and justifiable for business purposes.

3. Confidential Information and Data Protection

3.1. You are responsible for ensuring the security of Confidential Information in your home. In particular, you undertake to:

(a) lock your computer terminal whenever it is left unattended;

(b) ensure any wireless network used is secure;

(c) keep all papers in filing cabinets that are locked when not in use; and

(d) comply with applicable data protection legislation and our Data Protection and Information Gathering Policy, Information Security Policy and Employee Privacy Notice which we may issue from time to time regarding the retention and processing of personal data.

4. Health and Safety

You agree to comply with all health and safety guidelines and instructions which we may give to you from time to time and to complete without delay all health and safety questionnaires that we may send to you from time to time.